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              [NAUGATUCK VALLEY FINANCIAL CORPORATION LETTERHEAD]

NAUGATUCK VALLEY FINANCIAL CORPORATION REPORTS
2005 YEAR END AND FOURTH QUARTER RESULTS

         Naugatuck, CT, January 23, 2006. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ National Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $546,000 for the quarter ended December 31, 2005 versus net income of $530,000 for the quarter ended December 31, 2004. In addition, for the year ended December 31, 2005, the Company reported net income of $1.9 million compared to net income of $415,000 for the year ended December 31, 2004. Earnings per share for the quarter and year ended December 31, 2005 was $.07 and $.26 respectively. Earnings per share for the quarter ended December 31, 2004 was $.07. Because the formation of the Company was completed on September 30, 2004, per share data for the year 2004 is not meaningful and therefore is not presented.

         Net interest income for the quarter ended December 31, 2005 totaled $2.9 million compared to $2.6 million for the quarter ended December 31, 2004. For the twelve month period ended December 31, 2005, net interest income totaled $11.0 million compared to $9.2 million for the twelve months ended December 31, 2004. The increase in net interest income was the result of an increase in the average balances of interest earning assets of 25.6% in the three month period and an increase of 19.1% in the twelve month period, combined with an increase in the average rate earned on these assets of 40 basis points and 27 basis points in the three and twelve month periods respectively over the 2004 rates. The increase in interest earning assets for the three month and twelve month periods is attributed primarily to an increase in the loan and investment portfolios. The average balances in the loan portfolio increased by 23.7% in the three month period and increased by 18.4% in the twelve month period. The average balance of investments increased by 106.4% and 59.1% over the same periods. The increases in interest income were partially offset by an increase in interest expense in both periods. Interest expense increased by 118.2% in the three month period and by 38.8% in the twelve month period, due to rising rates on deposits and borrowings along with increases in the average balances of deposits and borrowings.

         Non interest income was $430,000 for the quarter ended December 31, 2005 compared to $294,000 for the quarter ended December 31, 2004, an increase of 46.3%. The increase was caused by an $82,000 or 38.5% increase in fees for services, a $16,000 or 29.1% increase in income earned from investments in Bank Owned Life Insurance and a $13,000 or 260.0% increase in fees from investment advisory services. Non interest income was $1.5 million for the twelve months ended December 31, 2005 compared to $1.1 million for the period ended December 31, 2004. The twelve month 2004 period included a net loss on sale of investments of $156,000, while the 2005 period included a gain of $47,000. The twelve month 2005 period also includes increases in fees for services, an increase in fees from investment advisory services and an increase in income from investments in Bank Owned Life Insurance.

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         Non interest expense was $ 2.6 million for the quarter ended December
31, 2005 compared to $2.2 million for the quarter ended December 31, 2004. The increase was primarily the result of an increase of $262,000 in compensation costs and an increase of $116,000 in office occupancy expenses over the 2004 period. Non interest expense was $10.1 million for the year ended December 31, 2005 compared to $9.8 million for the year ended December 31, 2004. This increase was primarily due to an increase of $1.3 million in compensation costs, an increase of $347,000 in office occupancy expenses, an increase of $184,000 in advertising expenditures, an increase of $173,000 in legal, accounting and consulting fees and an increase of $78,000 in computer processing costs. The compensation costs in the 2005 periods include expenses related to the adoption of the equity incentive plan previously approved by shareholders. Occupancy expenses increased in both 2005 periods as a result of the opening of new branches in January and July 2005. The 2004 period included a charitable contribution of $1.5 million to establish the Naugatuck Valley Savings and Loan Foundation and a prepayment charge of $498,000 on the early payoff of $9.6 million of FHLB borrowings.

          Total assets were $355.3 million at December 31, 2005 compared at $265.4 million at December 31, 2004, an increase of $89.9 million or 33.9%. Total liabilities were $304.4 million at December 31, 2005 compared to $213.9 million at December 31, 2004. Deposits at December 31, 2005 were $240.8 million, an increase of $47.5 million or 24.6% over December 31, 2004. Advances from the Federal Home Loan Bank of Boston increased from $15.8 million at December 31, 2004 to $57.1 million at December 31, 2005. These deposits and borrowings were used to fund growth in investments and loans.

         Total capital was $51.0 million at December 31, 2005 compared to $51.6 million at December 31, 2004, due to net income of $1.9 million for the twelve month period, $1.8 million in capital adjustments related to the Company's 2005 Equity Incentive Plan, year-to-date dividends of $501,000 paid to stockholders, a net increase to the unrealized loss on available for sale securities of $427,000, and $218,000 in capital adjustments related to the release of 19,889 shares of the Company's Employee Stock Ownership Plan. At December 31, 2005, the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

         Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with five other branches in Southwest Connecticut. A sixth branch is scheduled to open in Southford, Connecticut in the second half of 2006. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

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                        SELECTED FINANCIAL CONDITION DATA
----------------------------------------------------------------------------------------------
                                                               DECEMBER 31,       DECEMBER 31,
                                                                  2005               2004
---------------------------------------------------------------------------  -----------------
                                                                      (UNAUDITED)
                                                                     (in thousands)
ASSETS
Cash and due from depository institutions                       $   8,922          $   7,552
Investment in federal funds                                            29                 23
Investment securities                                              63,049             36,264
Loans receivable, net                                             259,427            203,820
Deferred income taxes                                               1,331              1,042
Other assets                                                       22,588             16,748
                                                                ----------         ---------
TOTAL ASSETS                                                    $ 355,346          $ 265,449
                                                                ----------         ---------

LIABILITIES AND CAPITAL
Liabilities
Deposits                                                        $ 240,846          $ 193,366
Advances from Federal Home Loan Bank of Boston                     57,059             15,826
Other liabilities                                                   6,477              4,686
                                                                ----------         ---------
TOTAL LIABILITIES                                                 304,382            213,878
                                                                ----------         ---------
Total Capital                                                      50,964             51,571
                                                                ----------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 355,346          $ 265,449
                                                                ----------         ---------
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

                            SELECTED OPERATIONS DATA
--------------------------------------------------------------------------------------------------------------
                                                           FOR THE YEAR ENDED           THREE MONTHS ENDED
                                                               DECEMBER 31,                DECEMBER 31,
                                                       --------------------------   --------------------------
                                                            2005           2004          2005          2004
-------------------------------------------------------------------   --------------------------  ------------
                                                                              (UNAUDITED)
                                                                        (Dollars in thousands)
Total interest income                                      $15,908       $12,713        $ 4,545       $ 3,365
Total interest expense                                       4,941         3,559          1,669           765
                                                       ------------   -----------   ------------  ------------
Net interest income                                         10,967         9,154          2,876         2,600
                                                       ------------   -----------   ------------  ------------

Provision for loan losses                                       32             -              -             -
                                                       ------------   -----------   ------------  ------------

Net interest income after provision for loan losses         10,935         9,154          2,876         2,600
                                                       ------------   -----------   ------------  ------------

Noninterest income                                           1,517         1,078            425           290
Noninterest expense                                         10,097         9,803          2,604         2,167
                                                       ------------   -----------   ------------  ------------

Income before provision
for income taxes                                             2,355           429            697           723
Provision for income taxes                                     450            14            151           193
                                                       ------------   -----------   ------------  ------------

Net Income                                                 $ 1,905       $   415        $   546       $   530
                                                       ------------   -----------   ------------  ------------

Earnings per common share - basic and diluted              $  0.26           N/M        $  0.07       $  0.07
--------------------------------------------------------------------------------------------------------------
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                            SELECTED FINANCIAL RATIOS
------------------------------------------------------------------------------------------------------------------------
                                                                For the Three Months                  For the Year
                                                                 Ended December 31,                Ended December 31,
                                                        -------------------------------------  -------------------------
                                                             2005                2004             2005           2004
------------------------------------------------------------------------------------------------------------------------
SELECTED PERFORMANCE RATIOS: (1)
Return on average assets                                     0.64%               0.78%            0.62%          0.16%
Return on average equity                                     4.26                4.14             3.66           1.42
Interest rate spread                                         3.44                3.93             3.68           3.77
Net interest margin                                          3.64                4.13             3.87           3.85
Efficiency ratio (2)                                        78.64               74.71            80.61          95.47
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                                                                       AT DECEMBER 31,
                                                        -------------------------------------
                                                                   2005                2004
---------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS:                                              (DOLLARS IN THOUSANDS)
Allowance for loan losses                                        $ 1,878             $ 1,829
Allowance for loan losses as a percent of total loans               0.72%               0.89%
Allowance for loan losses as a percent of
   nonperforming loans                                            638.78              306.88
Net charge-offs (recoveries) to average loans
   outstanding during the period                                       -               (0.01)
Nonperforming loans                                              $   294             $   596
Nonperforming loans as a percent of total loans                     0.11                0.29
Nonperforming assets                                             $   341             $   663
Nonperforming assets as a percent of total assets                   0.10                0.25
---------------------------------------------------------------------------------------------
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(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
    divided by the sum of net interest income and noninterest income.



Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000